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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. ____ )

                         Dover Investments Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                 26015 2103000
                       --------------------------------
                                (CUSIP Number)

Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [x]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP NO. 26015 2103000               13G                  PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Leeward Capital, L.P.
      94-3259184

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) [x]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            82,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             82,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      82,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN (Limited Partnership)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO. 26015 2103000              13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Leeward Investments, LLC
      94-3259183
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) [x]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            82,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             82,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      82,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00 (Limited Liability Company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                  ---------------------
 CUSIP NO. 26015 2103000                   13G              PAGE 4 OF 8 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Eric P. Von der Porten
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2    (a) [x]
      (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        82,000
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6        0

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        82,000
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8        0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      82,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
CUSIP NO. 26015 2103000               13G                  PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

Item 1(a) NAME OF ISSUER:

          Dover Investments Corporation

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          100 Spear Street, Suite 520
          San Francisco, CA  94105

Item 2(a) NAME OF PERSON FILING:

          Leeward Capital, L.P., Leeward Investments, LLC and Eric P. Von der Porten

Item 2(b) ADDRESS OF PERSON FILING:

          Leeward Capital, L.P.
          Leeward Investments, LLC and
          Eric P. Von der Porten
          1139 San Carlos Avenue, Suite 302
          San Carlos, CA  94070

Item 2(c) CITIZENSHIP:

          Leeward Capital, L.P. - California
          Leeward Investments, LLC - California
          Eric P. Von der Porten - United States

Item 2(d) CLASS OF SECURITIES:

          Class A Common Stock

Item 2(e) CUSIP NUMBER:

          26015 2103000

Item 3 If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

-----------------------                                  ---------------------
CUSIP NO. 26015 2103000               13G                  PAGE 6 OF 8 PAGES
-----------------------                                  ---------------------

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]   An investment adviser in accordance with (S) 240.13d-
               1(b)(1)(ii)(E);

     (f) [_]   An employee benefit plan or endowment fund in accordance with
               (S) 240.13d-1(b)(1)(ii)(F);

     (g) [_]   A parent holding company or control person in accordance with
               (S) 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]   Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

Item 4    OWNERSHIP:

          LEEWARD CAPITAL, L.P.

          (a) Amount "beneficially" owned within the meaning of rule 13d-3:
              82,000

          (b) Percent of class: 12%, based on 684,810 shares of Class A Common Stock outstanding as disclosed in the Proxy Statement for the Annual Meeting of Stockholders for Dover Investments Corporation (the "Proxy Statement").

          (c) Number of shares as to which such person has:

               (i)    sole power to vote or direct the vote: 82,000
               (ii)   shared power to vote or direct the vote: 0
               (iii)  sole power to dispose or to direct the disposition of:
                      82,000
               (iv)   shared power to dispose or to direct disposition of: 0

          LEEWARD INVESTMENTS, LLC

          (a) Amount "beneficially" owned within the meaning of rule 13d-3:
              82,000

          (b) Percent of class: 12%, based on 684,810 shares of Class A Common Stock outstanding as disclosed in the Proxy Statement.

          (c) Number of shares as to which such person has:

-----------------------                                  ---------------------
CUSIP NO. 26015 2103000               13G                  PAGE 7 OF 8 PAGES
-----------------------                                  ---------------------


               (i)    sole power to vote or direct the vote: 82,000
               (ii)   shared power to vote or direct the vote: 0
               (iii)  sole power to dispose or to direct the disposition of:
                      82,000
               (iv)   shared power to dispose or to direct disposition of: 0

          ERIC P. VON DER PORTEN

          (a) Amount "beneficially" owned within the meaning of rule 13d-3:
              82,000

          (b) Percent of class: 12%, based on 684,810 shares of Class A Common Stock outstanding as disclosed in the Proxy Statement.

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or direct the vote: 82,000
              (ii)  shared power to vote or direct the vote: 0
              (iii) sole power to dispose or to direct the disposition of:
                    82,000
              (iv)  shared power to dispose or to direct disposition of: 0

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON

          Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH AS ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

Item 9    NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

-----------------------                                  ---------------------
CUSIP NO. 26015 2103000               13G                  PAGE 8 OF 8 PAGES
-----------------------                                  ---------------------

Item 10   CERTIFICATION.


          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  April 17, 1998


LEEWARD CAPITAL, L.P.                   LEEWARD INVESTMENTS, LLC

/s/ LEEWARD INVESTMENTS, LLC            /s/ Eric P. Von der Porten
----------------------------            --------------------------------
By: Leeward Investments, LLC            By: Eric P. Von der Porten
Its: General Partner                    Its:  Manager

/s/ Eric P. Von der Porten
----------------------------
Eric P. Von der Porten


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).